EXHIBIT 21.1

KOPIN CORPORATION

SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 25
Kowon Technology Co., Ltd.	M	Korea	December 31
Kopin Taiwan Corporation	M	Taiwan	December 31
Kopin Display Corp.	W	Delaware	December 25
Kopin Trust Securities Corp.	W	Delaware	December 25
Kopin Securities Corporation	W	Delaware	December 25
Kopin Hong Kong	W	Hong Kong	December 25